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                                                                   EXHIBIT 10.7


                           DLJ MORTGAGE CAPITAL, INC.
                            140 BROADWAY, 43RD FLOOR
                         NEW YORK, NEW YORK 10005-1285




                                          June 9, 1995




Hospitality Properties Trust
400 Centre Street
Newton, MA 02158

Attention:  Mr. Barry M. Portnoy

Ladies and Gentlemen:

                 This letter confirms the agreement of Hospitality Properties Trust, a Maryland real estate investment trust (the "Company" or the "Borrower") that DLJ Mortgage Capital, Inc. or its affiliates or designee (collectively, "DLJMC") shall make available to the Company, for an eighteen
(18) month period, an acquisition financing facility in principal amount of up to $200,000,000 (the "Facility"), upon and subject to the terms set forth in the Summary of Preliminary Terms attached as Addendum A hereto and made a part hereof, and further subject to the execution and delivery by the Borrower and DLJMC of a Credit Facility Agreement (the "Credit Agreement") and other documentation acceptable to DLJMC and the Company.

                 The Facility is designed to assist the Borrower in the acquisition of hotel properties meeting certain criteria to be set forth in the Credit Agreement and otherwise acceptable to DLJMC (each, a "Hotel Property"). The Credit Agreement shall contain provisions reflecting the principal terms and conditions of the Facility set forth in Addendum A. The terms and conditions of the Facility contemplated by this commitment are not limited to those set forth herein. Those matters that are not covered or made clear herein are subject to mutual agreement of the parties (it being understood that such terms and conditions will not be inconsistent with the terms set forth herein). In addition this commitment is subject in all respects to the closing of the Initial Public Offering of the common stock of the Borrower (the "IPO"); in the event that the IPO does not close on or before September 30, 1995 either party may terminate this letter agreement upon written notice to the other party at the addresses set forth on the first page of this letter agreement, and upon receipt of such notice (the "Termination Date") this letter agreement shall automatically terminate,
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subject to survival of those provisions hereof expressly stated to survive such termination.

                 The Company acknowledges and agrees that the Credit Agreement shall provide that DLJMC's obligation to advance any amounts under the Facility shall be wholly subject to DLJMC's approval of due diligence items including, among other things, (a) the underwriting results in connection with the relevant Hotel Property including review of property leases and audited financial statements, (b) market studies of the Hotel Properties, (c) engineering and environmental reports, (d) title and survey matters, (e) insurance coverage, (f) legal opinions, (g) the borrower's corporate or partnership documentation and (h) compliance of the Hotel Property with applicable laws, including, without limitation, zoning ordinances. To the extent possible, DLJMC agrees to rely upon the diligence conducted in conjunction with the IPO for those Hotel Properties previously acquired or to be acquired in connection with, and with the proceeds of, the IPO.

                 The Company, without regard to whether the Credit Agreement is ultimately executed, or the closing of the IPO occurs, agrees to indemnify and hold harmless DLJMC and each of its affiliates and their respective directors, officers, employees, agents, advisors, attorneys and consultants (each an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, costs and expenses, including all reasonable fees and disbursements of counsel, which may be incurred by or asserted or awarded against any such Indemnified Party in connection with or arising out of, or by reason of the preparation of the defense of, any investigation, litigation or proceeding, whether or not any such Indemnified Party is party thereto, related to or in connection with this letter agreement or any of the transactions contemplated hereby, including the Facility, whether or not any such transaction is consummated, except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this letter agreement.

                 The Company agrees to pay to DLJMC the following fees in connection with this letter agreement and the Facility:

                 a. upon signing this letter agreement, the Company shall reimburse to DLJMC or pay directly all reasonable costs and expenses incurred up to such date in connection with the preparation and negotiation of this letter agreement, the Credit Agreement and any loan documents contemplated thereby, subject to a maximum amount of $35,000;





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                 b.       within three (3) business days of the Termination
                          Date, the Company shall reimburse to DLJMC or pay directly all reasonable costs and expenses incurred up to such date in connection with the preparation and negotiation of the Credit Agreement and any loan documents contemplated thereby, subject to a maximum amount of $35,000 less any fees paid by the Company pursuant to paragraph a. above;

                 c. after the signing of the Credit Agreement, on the closing of the IPO (the "Closing Date"), the Company shall reimburse to DLJMC or pay directly all reasonable costs and expenses incurred up to such date in connection with the preparation and negotiation of the Credit Agreement and any loan documents contemplated thereby, subject to a maximum amount of $35,000 less any fees paid by the Company pursuant to paragraph a. above; and

                 d. upon the first Collateralization Date (hereinafter defined) to occur, the Company shall (i) pay to DLJMC a fee of $1.0 million, and (ii) reimburse to DLJMC or pay directly all reasonable legal costs and expenses incurred up to such date in connection with the preparation and negotiation of the Credit Agreement and any loan documents contemplated thereby, subject to a maximum amount of $100,000.

The provisions of the above paragraph shall survive the termination of this letter agreement.

                 The provisions of this letter agreement represent the entire understanding of the parties hereto with respect to the Facility and the Credit Agreement and all prior understandings, agreements and representations are of no further force or effect. The provisions of this letter agreement may not be waived or modified unless such waiver or modification is in writing and signed by the Company and DLJMC. A waiver of any of the provisions of this letter agreement in any one instance shall not be deemed a waiver thereof in any other instance.

                 This letter agreement shall be governed by, and enforced in accordance with, the laws of the State of New York.

                 DLJMC shall have the right, at its option and expense, to engage in reasonable publicity and public relations pertaining to the Facility.

                 This letter agreement shall be binding upon and inure to the benefit of the Company, DLJMC and their respective





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successors and assigns permitted hereunder, but may not be assigned by either party without the prior written consent of the other.

                 Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned both counterparts of this letter, on or before five (5) days from the date hereof. In the event that DLJMC does not receive same by such date, this letter agreement, at the sole option of DLJMC, shall be of no further force or effect.

               [remainder of this page intentionally left blank]





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                 Upon receipt by DLJMC of a fully executed counterpart of this letter agreement, this letter agreement shall supersede that certain letter agreement dated May 23, 1995 and accepted and agreed to by the Company on May 25, 1995 and said letter agreement shall forthwith terminate and be of no further force or effect.

                                                   Very truly yours,

                                                   DLJ MORTGAGE CAPITAL, INC.



                                                   By:________________________
                                                      James W. Moitar
                                                      Managing Director

Accepted and agreed to
This 18th day of June, 1995:

HOSPITALITY PROPERTIES TRUST



By:_________________________
   Barry M. Portnoy
   Managing Trustee





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                                   ADDENDUM A

                          SUMMARY OF PRELIMINARY TERMS

Lender:                   DLJ Mortgage Capital, Inc.

Borrower:                 Hospitality Properties Trust.

Loan and
Collateralization:        An eighteen (18) month floating rate loan.  The Loan
                          will initially be unsecured but shall be subject to immediate collateralization by cross collateralized, cross defaulted first mortgages and concomitant documentation (a) on the date on which the outstanding Loan Amount exceeds $100 million (the
                          "First Collateralization Date") (in which case the amount in excess of $100 million shall be collateralized), and (b) if any portion of the Loan is outstanding as of December 31, 1995, on January 1, 1996 (the "Second Collateralization Date") (in which case all previously unsecured amounts shall be collateralized; from such date forward the Loan shall be fully secured) (each such date in (a) and
                          (b) above, a "Collateralization Date").

                          Upon a Collateralization Date, DLJMC may immediately record Mortgages on properties to be selected by DLJMC in its sole and absolute discretion, subject to the limitations set forth in the management agreement.

Loan Amount:              An aggregate of up to $200.0 million.

Purpose: All proceeds of the Loan will be used to reimburse the Borrower for acquisition costs of Hotel Properties previously acquired and to finance acquisitions by the Borrower of new Hotel Properties approved by DLJMC.

Closing Date:             TBD, simultaneous with the IPO.

Interest Rate:            1 Month LIBOR plus 150 bps. per annum.

Amortization:             None - Interest only, paid monthly in arrears.





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Final Maturity:           The Loan will have a stated final maturity of 18
                          months following the Closing Date. The Loan will be open for draws for a period of 1 year from the Closing Date. To the extent that the Borrower makes prepayments of the Loan, the prepaid amounts of the Facility will be available to the Borrower for additional draws, during the period of twelve months following the Closing Date, with a final maturity of eighteen months following the Closing Date.

Fees:                     Commitment       =       $1.0 million payable on the
                                                   first Collateralization Date
                                                   to occur.

                          Drawdown         =       1.0% of amount drawn,
                                                   payable at the time of the
                                                   draw.

Due Diligence:            The Company/Borrower will provide DLJMC with access
                          to such due diligence information as DLJMC will reasonably request, including but not limited to, property leases, certified financial statements, and engineering and environmental studies.

FF&E Reserves:            On any Collateralization Date a security interest in
                          the joint Borrower/Host Marriott reserve account for the replacement of furniture, fixtures and equipment, shall be granted by the Borrower to DLJMC.

Borrower Control:         In the event there has been a change in control in
                          the Borrower, or merger, consolidation or reorganization of the Borrower, the Loan will be redeemable at the option of DLJMC. The term
                          "control" shall mean (a) the ownership by Barry M.
                          Portnoy and Gerard M. Martin, beneficially and of record, in the aggregate, of at least the same percentages of the issued and outstanding stock of HRPT Advisors, Inc. as they own on the Closing Date and the power to direct or cause the direction of the management and policies of HRPT Advisors, Inc.
                          or (b) the ownership by HRPT Advisors, Inc., beneficially and of record, of at least 250,000 shares of the issued and outstanding stock of the Company and the power to direct





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                          or cause the direction of the management and
                          policies of the Company.

Negative Pledge:          Borrower will agree not to pledge any of its assets
                          to third parties during the entire term of the Loan and will record such negative pledges on the Closing
                          Date.

Mortgage
Assumability:             None.

Second Mortgages:         None.

Insurance:                All customary insurance coverage (but excluding
                          earthquake insurance).

Representations
and Warranties:           The loan documents will contain representations and
                          warranties customarily found in loan agreements for similar financings and others deemed by DLJMC appropriate to the specific transaction.

Covenants:                The loan documents will contain negative,
                          affirmative and financial covenants customarily found in the loan documents for similar financings and others deemed by DLJMC appropriate to the specific transaction, including, but not limited to, the following:

                          - Ratio of total cash flow to total interest expense not to be less than 2:1.
                          - Borrower to purchase an interest rate protection agreement capping LIBOR at 8.5% or less.
                          - Ratio of total secured debt to gross assets not to be greater than 50%.
                          -        Ratio of total indebtedness to
                                   undepreciated total assets not to exceed 50%.
                          -        Appropriate tangible net worth requirements.
                          - Lender will receive an assignment of all related leases and management contracts on any Collateralization Date.
                          - Appropriate financial reporting covenants acceptable to DLJMC.

Documentation:            All loan documents will be in form and contain other
                          terms and provisions customarily found in loan documents for




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                          similar financings and others deemed by DLJMC
                          appropriate to the specific transaction. Without limiting the generality of the foregoing, there shall be included as an event of default under the loan documents, failure by Borrower to pay when due any fees payable to any affiliate of DLJMC under any underwriting agreement executed in connection with the IPO.





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                      Agreement between Donaldson, Lufkin
                 & Jenrette Securities Corporation ("DLJ") and
                  Hospitality Properties Trust (the "Company")
                               (the "Agreement")


                 This Agreement confirms the agreement between DLJ and the Company that the underwriting agreement to be entered into between the Company and, inter alia, DLJ (the "Underwriting Agreement") in connection with the initial public offering of the common stock of the Company (the "IPO") will require the payment by the Company of IPO structuring advisory fees in the total amount of $1,800,000 payable (i) as to $800,000, to the Representatives (as defined in the Underwriting Agreement) on the closing of the IPO (the "Closing Date"), (ii) as to $500,000, to DLJ on the Closing Date, and (iii) as to $500,000, to DLJ on the thirty-fifth (35th) day after the Closing Dates provided that the $500,000 referred to in this subparagraph (iii) shall not be payable if (a) no amounts have been previously advanced to the Company under the Facility (as defined in that certain letter agreement dated June 9, 1995 between DLJ Mortgage Capital, Inc. ("DLJMC") and the Company (the "Letter Agreement"), and (b) the Company has prior to such date notified DLJMC in writing of its election to cancel the Facility and to terminate the Credit Agreement (as defined in the Letter Agreement).

Dated as of June 9, 1995.

HOSPITALITY PROPERTIES TRUST               DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION



By:/s/Barry M. Portnoy                     By:/s/James W. Moitar
   -------------------------                  -------------------------
   Barry M. Portnoy                           James W. Moitar
   Managing Trustee                           Managing Director